EXHIBIT 99.1

NEWS RELEASE

RANGE RESERVES INCREASE 72% TO 1.2 TCFE

FORT WORTH, TEXAS, JANUARY 26, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2004 totaled 1.18 Tcfe, comprised of 943 Bcf of natural gas and 39 million barrels of oil and natural gas liquids. During the year, reserves increased 491 Bcfe or 72%. The increase was due to 464 Bcfe of acquisitions and 156 Bcfe of discoveries and extensions, offset by 72 Bcfe of production and 58 Bcfe of property sales and revisions.

The pretax present value of the Company’s proved reserves at year-end, based on constant prices and costs and discounted at 10% rose to $2.3 billion, representing a 64% increase for the year. The valuation was based on spot prices of $6.18 per Mmbtu and $43.33 a barrel, compared to $6.19 per Mmbtu and $32.52 a barrel one year earlier. At year-end, 80% of the proved reserves by volume were natural gas and 63% was attributable to proved developed reserves. Over 80% of the Company’s proved undeveloped reserves are located in Appalachia. At year-end, the Company’s reserve life index stood at 14.9 years based on fourth quarter production levels. Approximately 88% of the Company’s reserves were audited by independent petroleum consultants.

In total, the Company replaced 826% of production in 2004, including 216% from drilling. Total anticipated finding costs in 2004, including all exploration, development, acquisition, leasehold and seismic cash costs averaged $1.21 per mcfe. The Company’s three-year average (2002-2004) finding cost equates to $1.17 per mcfe.

Commenting, John H. Pinkerton, Range’s President, said, “We are extremely pleased to have increased our proved reserves by 72% at an all-in cost of $1.21 per mcfe. Importantly, our drilling effort alone replaced more than 200% of production. This performance is a direct reflection of our superb technical team and our strategy of steady drill bit growth coupled with complementary acquisitions. For 2005, we began the year with the largest, most diversified drilling inventory in our history. Our 2005 drilling program is off to a solid start as we have 13 rigs running. For the year we anticipate drilling 787 gross wells.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to expected reserves quantities, present value of reserves and finding and development costs in 2004 are still subject to audit and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2005-4

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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